EXHIBIT 10.33
SITEL WORLDWIDE CORPORATION
RESTRICTED STOCK GRANT PLAN AND AGREEMENT
[US]

This is a Restricted Stock Grant Plan and Agreement (this "Agreement") effective as of February 14, 2013, by and between SITEL Worldwide Corporation (the "Company"), a Delaware corporation, 3102 West End Avenue, Suite 1000, Nashville, Tennessee 37203 and Patrick Tolbert, who resides at 420 Elmington Ave., Apt. 506, Nashville, TN 37205 ("Employee").
Recitals
A.    In consideration of Employee's continued employment with the Company or with any of its Affiliates, and the desire to align the interests of management with the Company's shareholders, the Company wishes to grant Employee shares of the common stock of the Company, subject to vesting on the terms and conditions of this Agreement.
B.    The Company and Employee deem it to be in their mutual best interests to provide for certain restrictions on the transfer of the stock, and for the purchase by the Company of such stock upon the occurrence of certain events. The Company and Employee believe that such restrictions will minimize the business disruption that could result from transfers not made in accordance with this Agreement.
Agreement
NOW THEREFORE, in consideration of the mutual benefits and covenants of the parties set forth in this Agreement, the parties agree as follows:
Section 1 -- Definitions
As used in this Agreement:
1.1    “Adjusted EBITDA” means Adjusted EBITDA as defined in the Company’s Credit Agreement dated as of January 30, 2007, as amended from time to time.
1.2    “Adjusted EBITDA Threshold” means One Hundred Fifty-Five Million Dollars ($155,000,000) in Adjusted EBITDA determined on a trailing twelve month basis as of the end of the month immediately prior to an applicable vesting date.
1.3    "Affiliate" means, as to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person, as determined for purposes of the Securities Act of 1933. For purposes hereof, LLC2 and any successor in interest thereof and Onex Corporation shall be deemed Affiliates of the Company.

1.4    "Board" means the Company's Board of Directors.
1.5    "Cause" shall have the same meaning as used in Employee’s written employment agreement with the Company or with one of its Affiliates (if any) and if no such employment agreement exists then “Cause” means Employee's employment with the Company or with one of its Affiliates is terminated by the Company or by one of its Affiliates due to (i) Employee's conviction of a felony; (ii) Employee's breach of "insider trading" or other material securities laws; (iii) Employee's material breach of a Company policy or Employee’s Associate Agreement; or (iv) Employee's disparagement of Company.
1.6    "Change in Control" of the Company shall mean the first to occur of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or in a series of related transactions) of all or substantially all of the assets of the Company, other than to an entity controlled by the Company or its Affiliates; or (ii) the acquisition by any Person or group of related Persons for purposes of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company or its Affiliates singly or as a group) of the power, directly or indirectly, to vote or direct the voting of securities having more than 50 percent of the ordinary voting power for the election of directors of the Company.
1.7    "Code" means the Internal Revenue Code of 1986, as amended from time to time.
1.8    "Committee" means the committee appointed by the Board to administer this Agreement, or, if no committee is appointed, the Board, provided that when and for so long as the Company is subject to reporting requirements of the Exchange Act, the Committee shall be comprised solely of two or more "Non-employee Directors" as defined in Rule 16b-3, as amended, promulgated thereunder.
1.9    "Company" means SITEL Worldwide Corporation or its successors and, for purposes of the definition and application of Change in Control, such corporation and its operating subsidiaries taken as a whole.
1.10    "Disability" means Employee's absence from Employee’s duties with the Company or its Affiliates on a full-time basis for 120 consecutive days or an aggregate of 180 days in any 365 day period as a result of Employee’s incapacity due to physical or mental illness; provided that Employee will not be considered to have a Disability if the inability to perform duties is on account of Employee's participation in a war or riot, commission of a felony, suicide attempt, self-inflicted injury or voluntary participation in a hazardous activity.

1.11    “Eligible Termination" means Employee is no longer employed by the Company or one of its Affiliates due to: (a) a material diminution of Employee’s authority, duties, reporting relationship, or base compensation, or relocation of Employee’s office by more than 50 miles, provided that Employee has given the Company notice and 30 days to cure such diminution or relocation, which notice must be given within 90 days of the effective date of the diminution or of the Company’s notice to Employee of relocation; (b) an involuntary termination of Employee’s employment with the Company due to death or Disability; or (c) the Company or an Affiliate's termination of Employee without Cause.

1.12    "Freely Tradable" with regard to the Stock shall mean such time as any class of the Company's common stock is admitted to trading or quotation on any of the Toronto Stock Exchange, New York Stock Exchange, NASDAQ, or in each case, any successor thereto, or any other stock exchange or exchanges as may be approved by the Board.
1.13    "LLC2" means Onex ClientLogic Holdings, LLC, and any successor in interest thereto that is also an Affiliate of Onex Corporation.
1.14    "Liquidity Event" means the first to occur of any of the following: (i) a Change in Control or (ii) the Stock becoming Freely Tradable.
1.15    "Person" means any person or entity of any nature whatsoever, including but not limited to an individual, firm, company, corporation, partnership or trust.
1.16    "Stock" means shares of the Company's Class A common stock authorized pursuant to the Company's Certificate of Incorporation or any class of common stock of the Company into which shares of Class A common stock are converted or exchanged.
1.17    "Restriction Period" means the period of time from the date of this Agreement to the date when the restrictions placed on the Restricted Stock in this Agreement lapse as provided in Section 2.2 of this Agreement.
1.18    "Restricted Stock" means Stock granted to Employee in Section 2.1 of this Agreement for which the Restriction Period is still in effect under Section 2.2 of this Agreement.
Section 2 -- Stock Grant
2.1    Grant. The Company hereby grants to Employee, subject to the restrictions contained in Section 2.2 and elsewhere in this Agreement, 1,178,000 shares of Stock (each a "Share", collectively the "Shares"). Such Shares shall be evidenced by stock certificates issued as soon as practicable after the date of this Agreement. The Secretary of the Company shall hold certificates evidencing restricted Shares for Employee's benefit until the Restriction Period described in Section 2.2 lapses or the Shares are forfeited to the Company in accordance with Section 2.2. In the event of any merger, reorganization, recapitalization, or other change in the corporate structure of the Company affecting the number of Shares of Restricted Stock, or if any securities are received as a dividend on Restricted Stock, new or additional shares or securities shall be subject to the same terms and conditions as the original Restricted Stock. This grant is contingent on Employee signing the Associate Agreement attached hereto as Exhibit 1 within 10 days of the date of this Agreement and the Joinder Agreement referenced in Section 3 below. If such agreements are not executed within ten (10) days of the date of this Agreement (unless already signed), the grant and this Agreement shall be void and without further effect.
2.2    Restriction Period. The Shares granted to Employee shall be Restricted Stock and shall be forfeited to the Company and immediately be surrendered to the Company in the event Employee ceases to be employed by the Company or an Affiliate during the Restriction Period, except as otherwise provided in Section 2.2(c). The Restriction Period shall begin at the inception of this Agreement and shall lapse following a Liquidity Event that occurs within six years of the date of this Agreement first stated above, provided that the Adjusted EBITDA Threshold has been met as of the date of such Liquidity Event, and, as appropriate, subject to continued employment with the Company or its Affiliates until, and the Adjusted EBITDA Threshold being met at, each lapse (vesting) date, as follows:

(a)    If the Liquidity Event is the Stock becoming Freely Tradable, the Restriction Period shall lapse and the Restricted Stock shall become vested as follows: (1) ¼ (25%) of the Restricted Stock shall vest on the date the Stock becomes Freely Tradable; (2) an additional ¼ of the Restricted Stock shall vest on the first anniversary of the date the Stock becomes Freely Tradable; (3) an additional ¼ of the Restricted Stock shall vest on the second anniversary of the date the Stock becomes Freely Tradable; and (4) the remaining ¼ of the Restricted Stock shall vest on the third anniversary of the date the Stock becomes Freely Tradable. Further, if Onex, LLC2 or their Affiliates have sold or sell 25% or more of their ownership of the Company, when the Stock becomes Freely Tradable, the Restriction Period shall lapse for an additional percentage of the Restricted Stock granted hereunder so that vesting shall at all times be at least equal to the total percentage of ownership of the Company sold by Onex, LLC2 or their Affiliates beginning on the date the Stock becomes Freely Tradable, subject to Employee's continuous employment with the Company or any of its Affiliates through the sale date that results in the Restriction Period lapsing for additional shares of Stock.

(b)    If the Liquidity Event is a Change in Control, the Restriction Period shall lapse for 100% of the Restricted Stock on the date of the Change in Control.

(c)    If, prior to a Liquidity Event, Employee suffers an Eligible Termination, Employee shall be treated for purposes of 2.2(a), (b) and (d) as having continued employment through the date six months after Employee's Eligible Termination, and the Restriction Period for Restricted Stock shall lapse as if the Employee were still employed during that six month period following the Eligible Termination in accordance with Sections 2.2 (a), (b) and (d). At the end of such six month period, any portion of Employee's Stock that has not vested shall be immediately forfeited.

(d)    If the Restriction Period for the Stock has not ended under Sections 2.2(a), (b) or (c) solely due to the failure of the Company to meet the Adjusted EBITDA Threshold as of the date of a Liquidity Event, the Restriction Period shall lapse on the date the Company meets such Adjusted EBITDA Threshold with respect to all Stock for which the Restriction Period would have lapsed under Sections 2.2(a), (b) or (c) had the Adjusted EBITDA Threshold been met on the date of the Liquidity Event, provided that Employee remains employed by the Company or an Affiliate on the date such Adjusted EBITDA Threshold is met, and subject to Section 2.2(f) below.

(e)    Employee shall forfeit all of Employee’s unvested Restricted Stock upon termination of employment with the Company and its Affiliates in any circumstance other than an Eligible Termination.

(f)    All Restricted Stock for which the Restriction Period has not lapsed on the six year anniversary of the date of this Agreement first stated above shall be forfeited on such six year anniversary.

2.3    Expiration of Restriction Period. At the lapse of the Restriction Period, the restrictions contained in Section 2.2 of this Agreement shall expire, and the Company shall, subject to the provisions of Sections 2.7 and 2.8, deliver to Employee a certificate evidencing Employee's ownership of those Shares free of the restrictions.
Notwithstanding the forgoing, in the event lifting of the Restriction Period would cause compensation income to Employee within the meaning of Section 280G of the Internal Revenue Code (as amended) that would cause the Company to lose any of its deduction for compensation paid to Employee, the Restriction Period shall not end, and Employee shall forfeit at the date of the Liquidity Event the minimum number of Shares needed to ensure that no Company deduction is lost under Section 280G, all as determined in good faith by the Company. Such forfeiture shall be of the Shares with respect to which the Restriction Period would lift latest in time.
Company hereby agrees to use best efforts to obtain shareholder approval for the lifting of the Restriction Period for the Shares, and in the event shareholder approval is obtained in compliance with Code Section 280G, the lifting of the Restriction Period for the shares in accordance with this Agreement will be exempt from 280G to the extent of such approval.
2.4    No Assignment; Rights During Restriction Period. During the Restriction Period, Employee may not sell, transfer, pledge, assign or otherwise dispose of shares of Restricted Stock or rights therein. Any attempt by Employee to sell, transfer, pledge, assign or otherwise dispose of Restricted Stock or rights therein shall cause immediate forfeiture of those Shares of Restricted Stock. Except as provided in the previous sentence, Employee shall have, with respect to Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the Shares and the right to receive all dividends and other distributions with respect to such Shares. Notwithstanding the forgoing, Employee's Shares may be transferred to Employee's estate or a beneficiary in the event of Employee's death during the Restriction Period.
2.5    Taxes. Employee shall make arrangements satisfactory to the Company to pay to the Company all federal, state, local and other taxes required to be withheld with respect to the Shares granted to Employee pursuant to Section 2.1 or any proceeds thereon at the time such taxes are required to be withheld. As of the date of this Agreement, taxes are required to be withheld as the Restriction Period lapses with respect to the Shares, except to the extent Employee makes an election pursuant to Section 83(b) of the Code to include in Employee's gross income for federal income tax purposes an amount equal to the fair market value (on the date the Stock is transferred) of the Stock granted to Employee within 30 days of the date of this Agreement. The Company, in its complete discretion, shall have the right to withhold from any payment of any kind otherwise due from the Company to Employee an amount equal to the minimum required withholding tax, and to retain and withhold a number of Shares having a fair market value equal to the amount of such taxes and cancel (in whole or in part) any such Shares so withheld in order to reimburse the Company for any such taxes. The Company's rights in the preceding sentence shall not relieve

Employee of Employee's obligation to make satisfactory arrangements for satisfaction of withholding obligations as they become due.
2.6    Code Section 83(b) Election. Employee may, within 30 days of the date of this Agreement, elect in accordance with Code Section 83(b) to include in Employee's gross income for federal income tax purposes an amount equal to all or a portion of the Fair Market Value (as of the date of this Agreement) of the Shares granted in Section 2.1, provided that Employee may not make such election without arranging for satisfaction of tax withholding obligations created by such election in accordance with Section 2.5.
2.7    Securities Law Compliance. The Shares granted pursuant to this Agreement shall be granted in accordance with registration requirements of U.S. federal and state securities law, or shall be in accordance with an exemption from those registration requirements. Transferability of such Shares is subject to restrictions imposed by the applicable U.S. federal and state (and other) securities laws, and one or more restrictive legends will be placed on the share certificates. Such restrictive legends shall indicate that the Shares were granted pursuant to this Agreement and transfer of such Shares is subject to the limitations in this Agreement. Employee hereby agrees that he is acquiring such Shares for Employee's own account for investment and not with the view to any resale or redistribution thereof, and not on behalf of any other person. Employee further agrees not to sell Shares except in accordance with, or pursuant to, an exemption from the registration requirements of the Securities Act of 1933 and any applicable state or other securities laws. The following legend shall be placed upon each certificate evidencing Shares:
An agreement dated as of «Certificate_Date» has been entered into between the shareholder and the Company and has been delivered to the Secretary to be kept on file at the Company's registered office. That agreement imposes various restrictions upon the transfer of the shares represented by this certificate and creates various options, rights and interests with respect to those shares.

2.8    Offset for Amounts Owed to the Company. Notwithstanding any provision of this Agreement to the contrary, the Company may transfer to itself or retain Shares having a value equal to any amount reasonably believed by the Company to be owed by Employee to Company. Employee shall forfeit all Shares with respect to which the Restriction Period has not lapsed if Employee is found to have willfully engaged in conduct which the Company finds to be materially and demonstrably injurious to Company, monetarily or otherwise.

2.9    Full-Dilution; Exchange or Conversion; Cooperation.

(i)     The Shares represented hereby are outstanding and will be taken into account in all outstanding or fully-diluted calculations as required. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, share combination, or other change in the corporate structure of the Company affecting the number or attributes of the outstanding Stock of the Company, such change shall apply to the Shares in the same manner as to all Stock of the Company.

(ii)     In the event of a Change in Control which results in the Stock being exchanged for or converted into securities (the "New Securities") of another entity (the "New Entity"), which may or may not be an entity subject to U.S. tax and/or securities laws, the issue of any such New Securities is subject to compliance with the laws, rules and regulations of all jurisdictions and regulatory authorities applicable thereto, and to the requirements of any stock exchange or other market on which the New Securities may be listed or quoted. Employee agrees (a) to comply with all applicable laws, rules, regulations and requirements, (b) to furnish to the Company and/or the New Entity any information, report and/or undertakings required to comply with all applicable laws, rules, regulations and requirements and (c) to fully cooperate with the Company and/or the New Entity in complying with all applicable laws, rules, regulations and requirements.
Section 3 -- Additional Restrictions on Transfer – Stockholders' Agreement.
As a condition to issuance of Shares hereunder, Employee must sign a joinder agreement in the form attached hereto as Exhibit 2 to be bound by the Company's Amended and Restated Stockholders' Agreement (the “Stockholder’s Agreement”) dated August 15, 2000, as amended (to the extent such agreement has not been previously signed or joined). The Stockholders' Agreement includes certain restrictions on transfer of the Shares.
Section 4 -- Administration
4.1     Committee Governance. This Agreement shall be administered by the Committee.
4.2     Committee to Interpret Agreement. Subject to the provisions of this Agreement, the Committee shall have sole power to (i) construe and interpret this Agreement; (ii) establish, amend or waive rules and regulations for its administration; (iii) determine and accelerate the termination of any Restriction Period; and (iv) correct inconsistencies in this Agreement or in any other instrument relating to the grant of Stock. Notwithstanding the foregoing, no action of the Committee may, without the consent of Employee, adversely affect the rights of Employee.
4.3    Exculpation. No member of the Board or the Committee shall be liable for actions or determinations made in good faith with respect to this Agreement.
4.4     Decisions Binding. All determinations and decisions made by the Board or the Committee pursuant to this Agreement, including factual determinations, shall be final, conclusive and binding on all persons, including the Company, its Affiliates, its shareholders, Employee and Employee's estate and assignees.
Section 5 -- Miscellaneous
5.1    Not a Contract of Employment. This Agreement does not confer on Employee any right to continue in the employment of the Company or any of its Affiliates, nor does it affect in any way the Company's or any of its Affiliates’ right to terminate Employee's employment at any time for any reason or for no reason. Employee retains the right to discontinue Employee's employment at any time.

5.2    Benefit. This Agreement shall benefit and bind the Company, its successors and assigns, and Employee and Employee's heirs, personal representatives, executors, administrators and permitted assigns.
5.3    Headings. The headings used in this Agreement have been included for ease of reference, and shall not be considered in the interpretation or construction of this Agreement.

5.4    Governing Law. The laws of the State of Tennessee shall govern the validity, construction, interpretation and enforcement of this Agreement, without regard to or application of its conflicts of law principles.
5.5    Notices. All notices, approvals, consents and demands required or permitted under this Agreement shall be in writing and sent by hand delivery, facsimile, overnight mail, certified mail or registered mail, postage prepaid, to the Company at its address shown in the preamble of this Agreement, or to Employee at Employee's address shown in such preamble, and shall be deemed given when delivered by hand delivery, transmitted by facsimile or mailed by overnight, certified or registered mail. Either party may specify a different address by notifying the other party in writing of the different address.
5.6    Pronouns and Number. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender.
5.7    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
5.8    Modification. Subject to Section 4.2, this Agreement may be altered in whole or in part at any time only by amending this Agreement by a written instrument signed by the Company and Employee.
5.9    Complete and Final Agreement. This Agreement contains the complete and final expression of the agreement between the parties with respect to the subject matter hereof.
5.10    Effect on Other Plans. Except as may be otherwise and specifically stated in any other employee benefit plan, policy or program, compensation realized under this Agreement shall not be treated as compensation for any purposes of calculating an employee's benefit under any such plan, policy or program.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.
SITEL Worldwide Corporation
(the "Company")
By: Patrick Tolbert

Title: Chief Financial Officer and Chief Operating Officer

    ("Employee")
\S\ Patrick Tolbert
Patrick Tolbert

Exhibit 1 – Associate Agreement

In consideration of my employment and/or continued employment, and the benefits of employment by Sitel Operating Corporation or one of its affiliates (collectively hereinafter the "Company") and the special training and confidential information that I will receive, I am entering into this Associate Agreement and agree to the following:

1.
Best Efforts/Duty of Loyalty: During my employment with the Company, I agree to perform services for the Company faithfully and to the best of my ability and experience, not to engage in any activities competitive with the Company, and not to solicit, hire, or recruit any employee of the Company to terminate his or her employment or to provide services for any organization other than the Company.

2.
Confidential Information: The Company agrees to provide me with confidential and proprietary information belonging to the Company including, but not limited to, information relating to clients, potential clients, suppliers, distributors, investments, lenders, consultants, independent contractors and employees of the Company. Confidential Information includes, but is not limited to, information and materials in any form relating to the following:

•
The Company's business such as pricing and financial information, methods of operation, systems, business plans, marketing and sales information, business strategies and opportunities, service and product information, processes and business methods, intellectual property, computer software and programming, and trade secrets;

•
The Company's clients and their customers such as personal information (credit card, financial, and contact information and social security numbers), product offers, marketing information, incentive programs, client identity and lists, and information contained on clients' databases and computer systems;

•	The Company's employees such as social security numbers, compensation information, health and medical information, and the competencies, abilities and performance of the Company's employees; and

•	Any other information that the Company considers or marks as "confidential."
I agree to maintain the confidentiality of the Confidential Information at all times during and after my employment with the Company. I will not, at any time, directly or indirectly, use any Confidential Information for my own benefit or for the benefit of any other person or entity, disclose or reveal any Confidential Information to any person or entity other than authorized representatives of the Company, or remove or aid in the removal from the Company's or its customers’ premises any Confidential Information, except in the performance of my duties or with the prior written consent of the Company. I agree to return all Confidential Information in any form and any other Company property upon the termination of my employment or at any time immediately upon the Company’s request. Any compensation due to me at the time of my termination of employment may be withheld pending receipt of these items to the extent permitted by law.
I further agree to only record, use, transmit, share, or remove credit card, social security, and other customer or caller data or information for authorized and appropriate business purposes.
I acknowledge that my responsibilities in this section shall continue after the termination of my employment.

3.
Developments/Improvements: All ideas, inventions, trademarks, works of authorship, software, source and object code, databases and data, technologies, trade secrets, know-how, designs, patterns, marks, names, industrial designs, and other developments, improvements, or intellectual property conceived by me, alone or with others, during the term of my employment, whether or not during working hours, that are within the scope of the Company's business operations or that relate to any Company work or projects (collectively "Intellectual Property"), are the exclusive property of the Company. I acknowledge and agree that any copyrightable Intellectual Property conceived, created, or developed by me is a “work for hire" within the meaning of the Copyright Act of 1976 and that the Company will own the copyright in the Intellectual Property exclusively. I agree to fully disclose and to assign to the Company upon request all right, title, and interest in and to any and all Intellectual Property (whether or not it falls within the definition of "work made for hire" or is patentable, registrable, recordable, or protectable by copyright or otherwise and regardless of whether the Company pursues any of the foregoing) and to assist the Company in any way (during and after my employment with the Company), including but not limited to executing any necessary documents, in obtaining patents, copyrights or other registrations or protections for such Intellectual Property in the Company's name.

4.
Non-Solicitation: During my employment with the Company and for one year after the termination or resignation of my employment, I shall not solicit, encourage, or influence (a) any employee, independent contractor, or other service provider of the Company to leave employment or cease providing services to the Company or (b) any individual or business that is a Customer of the Company or its current or future affiliates to decrease or discontinue its business with the Company. I also agree that for a period of one year following the termination or resignation of my employment, I will not, without the advance written consent of the Company, directly or indirectly, for myself or as an agent, employee, consultant, member, owner, partner, stockholder, or otherwise of others contact any Customer for the purpose of marketing, selling, or providing to any Customer any product or service similar to that offered by the Company or accept as a customer any Customer for such purpose. As used in this Agreement, "Customer" means any person or entity (i) who was or is a client or prospective client of the Company and (ii) about whom I learned Confidential Information or with whom I had dealings or contact in the course of my employment with the Company. This paragraph shall apply after any termination or resignation of my employment, regardless of the cause or lack of cause or manner of termination, with or without notice. For a period of one year following my termination of employment, I agree to provide any other employers with a copy of paragraphs 2, 4, and 5 of this Agreement.

5.
Non-Competition: During my employment with the Company and for one year after the termination or resignation of my employment, I will not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, shareholder or in any other capacity whatsoever, directly or indirectly carry on or be engaged in or concerned with or have any ownership or other interest in, or advise, lend money to, guarantee the debts or obligations of, or permit my name or any part thereof to be used or employed by or associated with, any Competitive Business; provided that nothing contained herein shall prevent me from owning not more than 1% of any publicly traded class of shares of any company or from acting in any capacity on behalf of the Company or any of its subsidiaries. "Competitive Business" means any business or other enterprise providing or offering business process outsourcing services or products similar to those offered by the Company including, but not limited to, inbound and outbound telephone, mail, and electronic based services; back office and item processing services; collections, insurance, or other financial services; risk management services; and customer interaction, maintenance, and marketing services in any geographic region in which the Company conducts business and in which I personally worked during the one-year period prior to the end of my employment with the Company.

6.
Authorized Deductions: I agree that if I owe the Company any sum of money at any time during my employment or at the termination of my employment, the Company may deduct the sum owed by me from any compensation due to me to the extent permitted by law. This shall include, but not be limited to, amounts owed to the Company for overpayments, use of unearned benefits, and damaged or unreturned equipment.

7.
Monitoring of Business Systems: I acknowledge and agree that the Company has the right to monitor, record, and intercept any data or communications created, stored, received, or transmitted on any Company business system including, but not limited to, telephone, computer systems, electronic mail ("e-mail"), Internet, and voice mail. I understand that the Company may monitor and record my telephone conversations for business purposes.

8.
Criminal Convictions: I hereby agree to notify the Company immediately upon my conviction of any crime. I understand that failure to disclose this information in a timely manner may result in disciplinary action up to and including the termination of my employment.

9.
Personal Information: I acknowledge that during the application process and my employment, the Company will receive and have access to my personal and confidential information including but not limited to background check results, social security number, contact information, and performance information. I hereby consent and authorize the Company to disclose this information for legitimate business purposes to third parties and to transmit the information outside of the United States.

10.
Prior Employment: I represent and warrant that I am not prevented or restricted from entering into any employment relationship with the Company, or restricted or limited in the scope of services that I can perform on behalf of the Company by any agreement, judgment, decree, order, or other restraint. In performing services for the Company, I shall not disclose or use any trade secret, confidential, or proprietary information belonging to any third party including my previous employers. I also agree to comply with any existing obligations that I may have to any third party. I hereby agree to indemnify and hold the Company harmless from any and all expenses, losses or damages it may incur, including, but not limited to, all expenses of defense and attorneys' fees, caused by reason of my breach of covenants contained in this section.

11.	"At Will” Employment: I acknowledge that my employment with the Company is "at will" and may be terminated by the Company or by me at any time for any or no reason.

12.
Arbitration: Any controversy, claim, or dispute relating to my employment or the termination of my employment with the Company shall be resolved through the Company's Open Door Communications Policy, and if that procedure fails, then by final and binding arbitration pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association except for limited purposes of enforcing the terms of this Agreement through a temporary restraining order, preliminary injunction, or other injunctive relief, as further explained in paragraph 13 of this Agreement, immediately below. I agree to bring covered disputes to arbitration as an individual and not as part of or representing a class or a group. All decisions of the arbitrator shall be final, conclusive and binding on the parties to this Agreement. This section applies, as permitted by law, to any claims under any federal, state, or local statute or common law, including but not limited to, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, and the Fair Labor Standards Act.

13.
Enforcement: I acknowledge that the restrictions contained in paragraphs 1, 2, 4 and 5 of this Agreement, including the time periods during which the restrictions apply and the specified geographical limitation with respect to the restrictions, are reasonably necessary to protect the

Company's Legitimate business interests. Notwithstanding the provisions in paragraph 12, the Company reserves the right to seek judicial relief for the limited purpose of enforcing the Company's rights through a temporary restraining order and preliminary injunction. I agree that the applicable periods in paragraphs 4 and 5 will be expanded for any period of noncompliance. All Grants and payments to me for any unpaid commission or for any deferred compensation or severance benefits are subject to my execution of and compliance with this Agreement. If I violate any provision of this Agreement, I will not be eligible to receive any further payments for commission, deferred compensation, or severance as permitted by law.    I acknowledge that any violation of this Agreement will cause irreparable damage and injury to the Company. Accordingly, in the event of any violation or threatened violation of this Agreement, the Company shall be entitled, in addition to any other remedies and damages available, to a temporary restraining order and an injunction to restrain such violation or threatened violation. Further, if I violate any term of this Agreement, the Company will be entitled, in addition to any other remedies and damages available, to an accounting and repayment of all profits, compensation, commissions, or benefits that I directly or indirectly realize as a result of any violation. I agree that the Company will be entitled to injunctive relief by posting a bond of up to $1,000.00, if applicable.

14.
Miscellaneous: If any provision of this Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the parties as expressed in this Agreement. This Agreement may be modified only in writing signed by me and an authorized representative of the Company. This Agreement may be assigned or transferred by the Company. No waiver by any party of any breach shall be deemed to be a waiver of any other breach. This Agreement shall be governed by the laws of Tennessee, without regard to the choice of law provisions of any jurisdiction. I consent to the personal jurisdiction of any state or federal court located in Nashville, Tennessee in any proceeding arising out of or relating to this Agreement and waives any venue or inconvenient forum defense. The section headings in this Agreement are inserted for conven1ence only and are not intended to affect the interpretation of this Agreement.

I acknowledge, understand and agree to the terms in this Agreement.
Patrick Tolbert                                February 14, 2013
Associate's Printed Name                         Date

\S\ Patrick Tolbert
Associate's Signature

Sitel Operating Corporation
By:    \S\ David L. Beckman, Jr.
    Signature
    David L. Beckman, Jr.
    Printed Name:

Chief Legal Officer
Title
Please place signed original in Associate's personnel file
Effective: 7127109

Exhibit 2 – Joinder Agreement to Stockholders' Agreement

JOINDER AGREEMENT

February 14, 2013

Reference is made to that certain Amended and Restated Stockholders Agreement, dated as of August 15, 2000, a copy of which is attached hereto (as amended and in effect from time to time, the "Stockholders Agreement"), among SITEL Worldwide Corporation, a Delaware corporation (the "Corporation"), and the securityholder parties.

The undersigned signatory, in order to become the owner or holder of shares of any class of the common stock of the Corporation, by virtue of the issuance by the Corporation of shares of Common Stock to such signatory and/or the transfer of shares of Common Stock to such signatory, hereby agrees that by the undersigned's execution hereof, the undersigned is a party to the Stockholders Agreement subject to all of the rights, restrictions, conditions and obligations applicable to the Stockholders (as that term is defined in the Stockholders Agreement) set forth in the Stockholders Agreement. This Joinder Agreement shall take effect and shall become a part of said Stockholders Agreement as of the date first written above (or, if earlier, the effective date of the relevant issuance or transfer of the shares of Common Stock to the undersigned).

By:    \S\ Patrick Tolbert

Name:    Patrick Tolbert

Title: Chief Financial Officer and Chief Operating Officer

ACCEPTED:

SITEL WORLDWIDE CORPORATION

By    \S\ David L. Beckman, Jr.

Name:    David L. Beckman, Jr.

Title:    Chief Legal Officer and Secretary